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                                                                  Exhibit 99.1

              EASTERN ENTERPRISES COMPLETES ESSEX COUNTY GAS MERGER

     WESTON, MA - September 30, 1998 - Eastern Enterprises (NYSE: EFU) today announced that it had completed its merger with Essex County Gas Company (NASDAQ: ECGC).

     Essex shareholders will receive 1.183985 shares of Eastern common stock for every share of Essex common stock owned. Based on Eastern's market value (determined by the average closing price per share for the ten consecutive trading days prior to and including the fifth trading day prior to the closing date), Essex shareholders will receive the equivalent of $49.06 per share. Eastern is issuing 2,047,000 shares in connection with this transaction, which has an equity value of $85 million and a total transaction value of $113 million. Essex shareholders of record will receive instructions as to how to exchange their shares over the next few days.

     Eastern Enterprises owns and operates Boston Gas Company, New England's largest distributor of natural gas, serving 530,000 residential, commercial and industrial customers in Boston and 73 other eastern and central Massachusetts communities. Essex County Gas serves 43,000 customers in 17 cities and towns in a region contiguous to Boston Gas' service territory in the northeast portion of Massachusetts. Eastern also owns Midland Enterprises Inc., the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways, with a fleet of 2,384 barges and 87 towboats. Headquartered in Cincinnati, Ohio, Midland provides low-cost marine transportation to many of the country's major industrial and agricultural regions. ServicEdge Partners, Inc., a new subsidiary of Eastern, provides HVAC equipment installation and service to customers in eastern Massachusetts.

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Eastern Enterprises' press releases are available via fax by calling, toll-free,
1-800-311-4607

                                       or

on the Internet at Eastern's Home Page on the World Wide Web: http://www.efu.com
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